Exhibit 99.1
Stacey Dwyer, EVP
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200
May 4, 2009
D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS FISCAL 2009 SECOND QUARTER RESULTS AND DECLARES QUARTERLY DIVIDEND
     FORT WORTH, TEXAS — D.R. Horton, Inc. (NYSE:DHI), America’s Builder, today reported a net loss for its second fiscal quarter ended March 31, 2009 of $108.6 million, or $0.34 per diluted share. The quarterly results included $48.1 million in pre-tax charges to cost of sales for inventory impairments and write-offs of deposits and pre-acquisition costs related to land option contracts that the Company does not intend to pursue. The net loss for the same quarter of fiscal 2008 was $1.3 billion, or $4.14 per diluted share. Homebuilding revenue for the second quarter of fiscal 2009 totaled $775.3 million, compared to $1.6 billion in the same quarter of fiscal 2008. Homes closed totaled 3,585 homes, compared to 6,719 homes in the year ago quarter.
     For the six months ended March 31, 2009, the Company reported a net loss totaling $171.1 million, or $0.54 per diluted share. The six-month results included pre-tax charges to cost of sales of $104.4 million of inventory impairments and write-offs of deposits and pre-acquisition costs related to land option contracts that the Company does not intend to pursue. The net loss for the same period of fiscal 2008 was $1.4 billion, or $4.55 per diluted share. Homebuilding revenue for the six months ended March 31, 2009 totaled $1.7 billion, compared to $3.3 billion for the same period of fiscal 2008. Homes closed in the six-month period totaled 7,653 homes, compared to 13,268 homes closed in the same period of fiscal 2008.
     The Company’s sales order backlog of homes under contract at March 31, 2009 was 4,581 homes ($963.0 million), compared to 8,947 homes ($2.1 billion), at March 31, 2008. Net sales orders for the second quarter totaled 4,160 homes ($844.5 million), compared to 7,528 homes ($1.7 billion) for the same quarter of fiscal 2008. The Company’s cancellation rate (cancelled sales orders divided by gross sales orders) for the second quarter of fiscal 2009 was 30%. Net sales orders for the first six months of fiscal 2009 were 6,937 homes ($1.4 billion), compared to 11,773 homes ($2.6 billion) for the same period of fiscal 2008.

     The Company’s homebuilding cash balance at March 31, 2009 was $1.5 billion. Net cash provided by operating activities for the first six months of fiscal 2009 was $978.6 million, including $161.0 million provided during the three months ended March 31, 2009.
     As of March 31, 2009, the Company was in compliance with all the covenants associated with its homebuilding revolving credit facility and had $275 million available under its borrowing base. With its substantial cash balance and expected future cash position, the Company does not anticipate a need to borrow from the facility for the remainder of its term ending in December 2011. Therefore, the Company has chosen to terminate the facility. The Company has provided notice to its lenders participating in the facility and expects the termination to be effective May 11, 2009. The Company expects to save over $3 million annually in non-use fees as a result of terminating its revolving credit facility.
     During the second quarter, the Company repaid the outstanding principal of $460 million of its 5% and 8% senior notes, which became due on January 15, 2009 and February 1, 2009, respectively. Also during the quarter, the Company repurchased $77.8 million principal amount of its outstanding notes with maturities beyond 2009 for a total purchase price of $75.3 million, plus accrued interest. Subsequent to March 31st, the Company repurchased a total of $25.2 million principal amount of its outstanding notes for a total purchase price of $23.7 million, plus accrued interest.
     The Company has declared a quarterly cash dividend of $0.0375 per share. The dividend is payable on May 27, 2009 to stockholders of record on May 19, 2009.
     Donald R. Horton, Chairman of the Board, said, “We saw a seasonal increase in sales activity in the March quarter, with our net sales increasing 50% from our December quarter. However, market conditions in the homebuilding industry are still challenging, characterized by rising foreclosures, high inventory levels of both new and existing homes, increasing unemployment, tight credit for homebuyers and eroding consumer confidence. We have continued to adjust our business to the current homebuilding environment by reducing our owned lot position, controlling costs and improving our balance sheet.

     “We have generated positive cash flow from operations in each of the past eleven quarters, and our cash balance was $1.5 billion at March 31, 2009, even after redeeming approximately $538 million of our outstanding notes during the quarter. Our net homebuilding debt to total capitalization was 34.3% at the end of the quarter, and we will continue to focus on maintaining our strong liquidity position and balance sheet. We plan to generate positive operating cash flow in fiscal 2009, in addition to the cash provided by any federal income tax refunds.”
     The Company will host a conference call tomorrow (Tuesday, May 5) at 10:00 a.m. Eastern time. The dial-in number is 800-374-9096, and the call will also be webcast from www.drhorton.com on the “Investor Relations” page.
     D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, delivering more than 26,000 homes in its fiscal year ended September 30, 2008. Founded in 1978 in Fort Worth, Texas, D.R. Horton has operations in 77 markets in 27 states in the East, Midwest, Southeast, South Central, Southwest and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $900,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.
     Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include the Company’s expected future cash position, not anticipating a need to borrow from its credit facility for the remainder of its term ending in December 2011 and its expectations that the agreement governing the facility will be terminated effective May 11, 2009 and that terminating the facility will save the Company over $3 million annually in non-use fees. The forward-looking statements also include our continued focus on maintaining our strong liquidity position and balance sheet, and our plan to generate positive operating cash flow in fiscal year 2009 in addition to the cash provided by any federal income tax refunds. Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the continuing downturn in the homebuilding industry, including further deterioration in industry or broader economic conditions; the downturn in homebuilding and the disruptions in the credit markets, which could limit our ability to access capital and increase our costs of capital; the reduction in availability of mortgage financing and the increase in mortgage interest rates; the limited success of our strategies in responding to adverse conditions in the industry; changes in general economic, real estate, construction and other business conditions; changes in the costs of owning a home; the effects of governmental regulations and environmental matters on our homebuilding operations; the effects of governmental regulation on our financial services operations; our substantial debt and our ability to comply with related debt covenants, restrictions and limitations; competitive conditions within our industry; our ability to effect any future growth strategies successfully; our ability to realize our deferred income tax asset; our net operating loss carryforwards could be substantially limited if we experienced an ownership change as defined in the Internal Revenue Code; and the uncertainties inherent in home warranty and construction defect claims matters. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K and most recent quarterly report on Form 10-Q, which are filed with the Securities and Exchange Commission.
WEBSITE ADDRESS: www.drhorton.com

D.R. HORTON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended		Six months ended
	March 31,		March 31,
	2009	2008	2009	2008
	(In millions, except per share data)
Homebuilding:
Revenues:
Home sales	$770.7	$1,597.8	$1,656.4	$3,204.8
Land/lot sales	4.6	26.2	19.2	126.8

	775.3	1,624.0	1,675.6	3,331.6

Cost of sales:
Home sales	667.9	1,447.5	1,416.4	2,825.4
Land/lot sales	4.3	21.2	16.0	103.9
Inventory impairments and land option cost write-offs	48.1	834.1	104.4	1,079.5

	720.3	2,302.8	1,536.8	4,008.8

Gross profit (loss):
Home sales	102.8	150.3	240.0	379.4
Land/lot sales	0.3	5.0	3.2	22.9
Inventory impairments and land option cost write-offs	(48.1)	(834.1)	(104.4)	(1,079.5)

	55.0	(678.8)	138.8	(677.2)

Selling, general and administrative expense	126.9	208.3	253.9	421.4
Interest expense	23.1	11.2	48.7	11.2
(Gain) on early retirement of debt	(2.2)	—	(8.4)	—
Other (income)	(2.2)	(1.8)	(6.4)	(3.5)

Operating (loss) from Homebuilding	(90.6)	(896.5)	(149.0)	(1,106.3)

Financial Services:
Revenues, net of recourse expense	2.7	32.9	20.4	67.9
General and administrative expense	17.2	22.8	40.4	53.3
Interest expense	0.3	0.8	1.0	2.1
Interest and other (income)	(2.4)	(2.6)	(5.7)	(6.3)

Operating income (loss) from Financial Services	(12.4)	11.9	(15.3)	18.8

Loss before income taxes	(103.0)	(884.6)	(164.3)	(1,087.5)
Provision for income taxes	5.6	421.0	6.8	347.0

Net loss	$(108.6)	$(1,305.6)	$(171.1)	$(1,434.5)

Basic & Diluted:
Net loss per common share	$(0.34)	$(4.14)	$(0.54)	$(4.55)

Weighted average number of common shares	316.8	315.4	316.7	315.2

Other Consolidated Financial Data:
Interest amortized to home and land/lot cost of sales	$27.6	$75.2	$58.7	$133.2

Depreciation and amortization	$6.5	$14.2	$14.7	$29.1

Interest incurred	$50.5	$58.7	$107.9	$121.6

D.R. HORTON, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	September 30,
	2009	2008
	(In millions)
ASSETS

Homebuilding:
Cash and cash equivalents	$1,485.6	$1,355.6
Inventories:
Construction in progress and finished homes	1,473.1	1,681.6
Residential land and lots — developed and under development	2,066.9	2,409.6
Land held for development	599.8	531.7
Land inventory not owned	28.2	60.3

	4,168.0	4,683.2
Property and equipment, net	66.6	65.9
Income taxes receivable	54.5	676.2
Deferred income taxes, net of valuation allowance of $1,019.2 million and $961.3 million at March 31, 2009 and September 30, 2008, respectively	213.5	213.5
Earnest money deposits and other assets	201.1	247.5
Goodwill	15.9	15.9

	6,205.2	7,257.8

Financial Services:
Cash and cash equivalents	29.6	31.7
Mortgage loans held for sale	187.6	352.1
Other assets	55.3	68.0

	272.5	451.8

	$6,477.7	$7,709.6

LIABILITIES

Homebuilding:
Accounts payable	$150.9	$254.0
Accrued expenses and other liabilities	709.5	814.9
Notes payable	2,867.6	3,544.9

	3,728.0	4,613.8

Financial Services:
Accounts payable and other liabilities	43.2	27.5
Mortgage repurchase facility	44.4	203.5

	87.6	231.0

	3,815.6	4,844.8

Minority interests	14.8	30.5

STOCKHOLDERS’ EQUITY

Common stock	3.2	3.2
Additional capital	1,724.2	1,716.3
Retained earnings	1,015.6	1,210.5
Treasury stock, at cost	(95.7)	(95.7)

	2,647.3	2,834.3

	$6,477.7	$7,709.6

D.R. HORTON, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

Six Months Ended
March 31, 2009
(In millions)
Operating Activities
Net loss	$(171.1)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	14.7
Amortization of debt discounts and fees	3.6
Stock option compensation expense	6.4
Income tax benefit from stock option exercises	(0.2)
Deferred income taxes	—
Gain on early retirement of debt	(8.4)
Inventory impairments and land option cost write-offs	104.4
Changes in operating assets and liabilities:
Decrease in construction in progress and finished homes	176.6
Decrease in residential land and lots — developed, under development, and held for development	199.6
Decrease in earnest money deposits and other assets	42.9
Decrease in income taxes receivable	621.7
Decrease in mortgage loans held for sale	164.5
Decrease in accounts payable, accrued expenses and other liabilities	(176.1)

Net cash provided by operating activities	978.6

Investing Activities
Purchases of property and equipment	(4.5)

Cash used in investing activities	(4.5)

Financing Activities
Proceeds from notes payable	—
Repayment of notes payable	(823.9)
Proceeds from stock associated with certain employee benefit plans	1.3
Income tax benefit from stock option exercises	0.2
Cash dividends paid	(23.8)

Net cash used in financing activities	(846.2)

Increase in Cash and Cash Equivalents	127.9
Cash and cash equivalents at beginning of period	1,387.3

Cash and cash equivalents at end of period	$1,515.2

D.R. HORTON, INC.
($’s in millions)
NET SALES ORDERS

	Three Months Ended March 31,				Six Months Ended March 31,
	2009		2008		2009		2008
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	289	$67.3	509	$131.5	542	$123.6	853	$220.3
Midwest	300	79.7	442	129.8	465	124.5	739	210.5
Southeast	716	130.6	1,164	228.3	1,301	233.6	1,745	336.1
South Central	1,488	256.8	2,407	426.3	2,474	430.0	3,992	703.7
Southwest	520	87.2	1,288	233.7	872	146.4	2,017	370.1
West	847	222.9	1,718	512.4	1,283	353.9	2,427	747.4

	4,160	$844.5	7,528	$1,662.0	6,937	$1,412.0	11,773	$2,588.1

HOMES CLOSED

	Three Months Ended March 31,				Six Months Ended March 31,
	2009		2008		2009		2008
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
East	342	$81.1	597	$153.1	661	$156.8	1,197	$311.1
Midwest	210	57.9	422	127.5	469	129.7	945	284.0
Southeast	625	120.6	955	202.4	1,341	257.0	1,885	414.3
South Central	1,278	221.9	2,059	362.8	2,702	475.6	3,963	707.4
Southwest	422	82.2	1,280	258.7	1,114	217.7	2,755	579.9
West	708	207.0	1,406	493.3	1,366	419.6	2,523	908.1

	3,585	$770.7	6,719	$1,597.8	7,653	$1,656.4	13,268	$3,204.8

SALES ORDER BACKLOG

	As of March 31,
	2009		2008
	Homes	Value	Homes	Value
East	368	$84.9	850	$215.9
Midwest	324	86.4	394	118.6
Southeast	743	142.3	1,058	231.4
South Central	1,771	313.8	2,722	492.5
Southwest	570	99.3	2,401	475.7
West	805	236.3	1,522	543.7

	4,581	$963.0	8,947	$2,077.8